CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Trigger Performance Leveraged Upside Securities due 2021	$1,327,000	$153.80

December 2016

Pricing Supplement No. 1,186

Registration Statement Nos. 333-200365; 333-200365-12

Dated December 22, 2016

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Trigger PLUS due December 28, 2021

Based on the Performance of the Health Care Select Sector SPDR® Fund

Trigger Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley.  The Trigger PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document.  At maturity, if the shares of the Health Care Select Sector SPDR® Fund, which we refer to as the underlying shares, have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares.  If the underlying shares have remained unchanged or depreciated in value but the final share price is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment.  However, if the underlying shares have depreciated in value so that the final share price is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the share price over the term of the Trigger PLUS.  Under these circumstances, the payment at maturity will be less than 70% of the stated principal amount and could be zero.  Accordingly, you may lose your entire investment.  These long-dated Trigger PLUS are for investors who seek a return based on the performance of the underlying shares and who are willing to risk their principal and forgo current income in exchange for the leverage feature and the limited protection against loss that applies only if the final share price is greater than the trigger level.  Investors may lose their entire initial investment in the Trigger PLUS.  The Trigger PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk.  If we default on our obligations, you could lose some or all of your investment.  These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	December 28, 2021
Valuation date:	December 22, 2021, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Shares of the Health Care Select Sector SPDR® Fund (the “Fund”)
Aggregate principal amount:	$1,327,000
Payment at maturity:

If the final share price is greater than the initial share price:

$1,000 + leveraged upside payment

If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level:

$1,000

If the final share price is less than the trigger level:

$1,000 × share performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000, and will represent a loss of more than 30%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 x leverage factor x share percent increase
Leverage factor:	125%
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$68.94, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Trigger level:	$48.258, which is 70% of the initial share price
Stated principal amount / Issue price:	$1,000 per Trigger PLUS
Pricing date:	December 22, 2016
Original issue date:	December 28, 2016 (3 business days after the pricing date)
CUSIP / ISIN:	61768CCQ8 / US61768CCQ87
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$940.70 per Trigger PLUS. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per Trigger PLUS	$1,000	$36.25	$963.75
Total	$1,327,000	$48,103.75	$1,278,896.25
(1)	The price to public for investors purchasing the Trigger PLUS in fee-based advisory accounts will be $970 per Trigger PLUS.

(2)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $36.25 for each Trigger PLUS they sell; provided that dealers selling to investors purchasing the Trigger PLUS in fee-based advisory accounts will receive a sales commission of $6.25 per Trigger PLUS. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)	See “Use of proceeds and hedging” on page 16.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Trigger PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated February 29, 2016      Index Supplement dated February 29, 2016

Prospectus dated February 16, 2016

Morgan Stanley Finance LLC

Trigger PLUS due December 28, 2021 Based on the Performance of the Health Care Select Sector SPDR® Fund

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS due December 28, 2021 Based on the Performance of the Health Care Select Sector SPDR® Fund (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for any positive performance of the underlying shares.

▪	To potentially outperform the underlying shares in a bullish scenario, with no limitation on the appreciation potential.

▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, while using fewer dollars by taking advantage of the leverage factor.

▪	To provide limited protection against a loss of principal in the event of a decline of the underlying shares as of the valuation date, but only if the final share price is greater than or equal to the trigger level.

Maturity:	5 years
Leverage factor:	125% (applicable only if the final share price is greater than the initial share price)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Trigger level:	70% of the initial share price
Interest:	None
Listing:	The Trigger PLUS will not be listed on any securities exchange

The original issue price of each Trigger PLUS is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date is less than $1,000.  We estimate that the value of each Trigger PLUS on the pricing date is $940.70.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying shares.  The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor and the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

December 2016	Page 2

Morgan Stanley Finance LLC

Trigger PLUS due December 28, 2021 Based on the Performance of the Health Care Select Sector SPDR® Fund

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS, and, if it once chooses to make a market, may cease doing so at any time.

December 2016	Page 3

Morgan Stanley Finance LLC

Trigger PLUS due December 28, 2021 Based on the Performance of the Health Care Select Sector SPDR® Fund

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to any positive performance of the underlying shares.  In exchange for the leverage feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature.  At maturity, if the shares of the Fund, which we refer to as the underlying shares, have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares.  If the underlying shares have depreciated in value but the final share price is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment.  However, if the underlying shares have depreciated in value so that the final share price is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the share price over the term of the Trigger PLUS.  Under these circumstances, the payment at maturity will be less than 70% of the stated principal amount and could be zero.  Investors may lose their entire initial investment in the Trigger PLUS.  All payments on the Trigger PLUS are subject to our credit risk.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares.
Trigger Feature	At maturity, even if the underlying shares have declined over the term of the Trigger PLUS, you will receive your stated principal amount, but only if the final share price is greater than or equal to the trigger level.
Upside Scenario	The final share price is greater than the initial share price, and, at maturity, you receive a full return of principal as well as 125% of the increase in the value of the underlying shares.
Par Scenario	The final share price is less than or equal to the initial share price but is greater than or equal to the trigger level. In this case, you receive the stated principal amount of $1,000 at maturity even though the underlying shares have depreciated.
Downside Scenario	The final share price is less than the trigger level. In this case, the Trigger PLUS redeem for at least 30% less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the value of the underlying shares over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 70% of the stated principal amount. For example, if the final share price is 60% less than the initial share price, the Trigger PLUS will be redeemed at maturity for a loss of 60% of principal at $400, or 40% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

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Morgan Stanley Finance LLC

Trigger PLUS due December 28, 2021 Based on the Performance of the Health Care Select Sector SPDR® Fund

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	125%
Trigger level:	70% of the initial share price
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

The Trigger PLUS
The Underlying Shares
$2000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Trigger PLUS
$1,000 Stated Principal Amount
PLUS Zone
-30.00%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change In the Closing Value of the Underlying Shares

See the next page for a description of how the Trigger PLUS work.

December 2016	Page 5

Morgan Stanley Finance LLC

Trigger PLUS due December 28, 2021 Based on the Performance of the Health Care Select Sector SPDR® Fund

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How it works

▪	Upside Scenario. If the final share price is greater than the initial share price, the investor would receive the $1,000 stated principal amount plus 125% of the appreciation of the underlying shares over the term of the Trigger PLUS.

▪	If the underlying shares appreciate 5%, the investor would receive a 6.25% return, or $1,062.50 per Trigger PLUS.

▪	Par Scenario. If the final share price is less than or equal to the initial share price and is greater than or equal to the trigger level of 70% of the initial share price, the investor would receive $1,000 stated principal amount.

▪	If the underlying shares depreciate 10%, investors would receive the $1,000 stated principal amount.

▪	Downside Scenario. If the final share price is less than the trigger level of 70% of the initial share price, the investor would receive an amount that is significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares. Under these circumstances, the payment at maturity will be less than 70% of the stated principal amount per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.

▪	If the underlying shares depreciate 60%, the investor would lose 60% of the investor’s principal and receive only $400 per Trigger PLUS at maturity, or 40% of the stated principal amount.

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Morgan Stanley Finance LLC

Trigger PLUS due December 28, 2021 Based on the Performance of the Health Care Select Sector SPDR® Fund

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪	The Trigger PLUS do not pay interest or guarantee return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of any principal at maturity. If the final share price is less than the trigger level (which is 70% of the initial share price), the payout at maturity will be an amount in cash that is at least 30% less than the $1,000 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full decrease in the price of the underlying shares over the term of the Trigger PLUS, without any buffer. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪	Investing in the Trigger PLUS exposes investors to risks associated with investments in securities with a concentration in the healthcare sector. Each of the equity securities included in the Health Care Select Sector Index (the “share underlying index”), the index that the underlying shares seek to track, has been issued by a company whose business is associated with the healthcare sector. Because the value of the Trigger PLUS is determined based on the performance of the underlying shares, an investment in the Trigger PLUS will be concentrated in this sector. As a result, the value of the Trigger PLUS may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

▪	The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including the trading price (including whether the trading price is at or below the trigger level), volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the share underlying index (the index which the underlying shares seek to track), interest and yield rates in the market, time remaining until the Trigger PLUS mature, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Trigger PLUS will be affected by the other factors described above. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Health Care Select Sector SPDR® Fund” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪	The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. You are dependent on our ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to our credit risk. If we defaults on our obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse

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Morgan Stanley Finance LLC

Trigger PLUS due December 28, 2021 Based on the Performance of the Health Care Select Sector SPDR® Fund

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	Investing in the Trigger PLUS is not equivalent to investing in the underlying shares or the stocks composing the share underlying index. Investing in the Trigger PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

▪	The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund. The Fund does not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the Fund and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Fund may impact the variance between the performances of the Fund and the share underlying index. Finally, because the shares of the Fund are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the Fund may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of the Fund or the level of the share underlying index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.  Any of these events could materially and adversely affect the price of the shares of the Fund and, therefore, the value of the Trigger PLUS.  Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Trigger PLUS.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Fund on the valuation date, even if the Fund’s shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the Fund.

▪	Adjustments to the underlying shares or to the Health Care Select Sector Index could adversely affect the value of the Trigger PLUS. The investment advisor to the Fund, SSgA Funds Management, Inc. (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Health Care Select Sector Index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the Fund. Any of these actions could adversely affect the price of the underlying shares, and, consequently, the value of the Trigger PLUS. The stocks included in the Health Care Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, acting as index compilation agent in consultation with Standard & Poor’s Financial Services LLC, which we refer to as S&P, from the universe of companies represented by the S&P 500® Index. Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Health Care Select Sector Index that could change the value of the Health Care Select Sector Index, and, consequently, the price of the underlying shares and the value of the Trigger PLUS.

▪	The amount payable on the Trigger PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of one underlying share on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the

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Morgan Stanley Finance LLC

Trigger PLUS due December 28, 2021 Based on the Performance of the Health Care Select Sector SPDR® Fund

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

price of the underlying shares appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop.  Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of one underlying share on the valuation date.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Trigger PLUS will be influenced by many unpredictable factors” above.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Trigger PLUS may be materially and adversely affected.

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS. As calculation agent, MS & Co. has determined the initial share price and the trigger level, will determine the final share price, including whether the share price has decreased to below the trigger level, and will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the underlying shares or a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s),” “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares and in other instruments related to the underlying shares or the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. MS & Co. and some of our other affiliates also trade the underlying shares or the stocks that constitute the share underlying index and other financial instruments related to the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price, and, therefore, could have increased the trigger level, which is the level at or above which the underlying shares must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS. As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the Trigger PLUS if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the

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instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Health Care Select Sector SPDR® Fund

The Health Care Select Sector SPDR® Fund is an exchange-traded fund managed by the Select Sector SPDR Trust (the “Trust”), a registered investment company.  The Trust consists of nine separate investment portfolios, including the Health Care Select Sector SPDR® Fund.  The Health Care Select Sector SPDR® Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Health Care Select Sector Index.  It is possible that this fund may not fully replicate the performance of the Health Care Select Sector Index  due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Health Care Select Sector SPDR® Fund is accurate or complete.

Information as of market close on December 22, 2016:

Ticker Symbol:	XLV UP	52 Week High (on 8/1/2016):	$75.61
Current Share Price:	$68.94	52 Week Low (on 2/11/2016):	$63.52
52 Weeks Ago:	$71.61

The following graph sets forth the daily closing values of the underlying shares for the period from January 1, 2011 through December 22, 2016.  The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period.  The closing price of the underlying shares on December 22, 2016 was $68.94.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

Shares of the Health Care Select Sector SPDR® Fund Daily Closing Prices, January 1, 2011 to December 22, 2016

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Health Care Select Sector SPDR® Fund (CUSIP 81369Y209)	High ($)	Low ($)	Period End ($)
2011
First Quarter	33.18	31.61	33.13
Second Quarter	36.42	33.28	35.52
Third Quarter	35.95	29.99	31.72
Fourth Quarter	34.88	30.70	34.69
2012
First Quarter	37.59	34.97	37.59
Second Quarter	38.00	35.53	38.00
Third Quarter	40.31	37.40	40.11
Fourth Quarter	41.35	38.64	39.95
2013
First Quarter	45.95	40.65	45.95
Second Quarter	49.62	46.07	47.61
Third Quarter	52.04	47.57	50.57
Fourth Quarter	55.47	49.87	55.44
2014
First Quarter	60.12	54.86	58.49
Second Quarter	61.23	55.71	60.83
Third Quarter	65.27	59.82	63.91
Fourth Quarter	71.04	60.21	68.38
2015
First Quarter	74.88	68.02	72.50
Second Quarter	76.45	71.68	74.39
Third Quarter	77.22	64.29	66.23
Fourth Quarter	72.99	66.86	72.05
2016
First Quarter	71.07	63.52	67.78
Second Quarter	72.65	68.32	71.72
Third Quarter	75.61	71.38	72.11
Fourth Quarter (through December 22, 2016)	72.20	66.02	68.94

This document relates only to the Trigger PLUS referenced hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding the Trust from the publicly available documents described above.  In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Trigger PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the Trigger PLUS and therefore the value of the Trigger PLUS. Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Trigger PLUS under the securities laws.  As a purchaser of the Trigger PLUS, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies,

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Inc. (“MGH”).  The Trigger PLUS are not sponsored, endorsed, sold, or promoted by S&P, MGH or the Trust.  S&P, MGH and the Trust make no representations or warranties to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in the Trigger PLUS.  S&P, MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the Trigger PLUS.

The Health Care Select Sector Index.  The Health Care Select Sector Index is calculated and disseminated by S&P and is designed to provide an effective representation of the health care sector of the S&P 500® Index.  The Health Care Select Sector Index includes companies in the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology.  See “Health Care Select Sector Index” in the accompanying index supplement.

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Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:	If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.
Additional information related to calculating the final share price:

If a market disruption event occurs with respect to the underlying shares, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for PLUS.  You should refer to the section “Description of PLUS—Share Closing Price” in the product supplement for PLUS for more information.

If the underlying shares are subject to a stock split or reverse stock split, the calculation agent may make the antidilution adjustments in accordance with the procedures set forth in the product supplement for PLUS.  You should refer to the section “Description of PLUS—Antidilution Adjustments for PLUS linked to Exchange-Traded Funds” in the product supplement for PLUS for more information.

If no closing price of the underlying shares is available on the valuation date through discontinuance or liquidation of the Fund, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for PLUS.  You should refer to the section “Description of PLUS—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” in the product supplement for PLUS for more information.

Share underlying index:	The Health Care Select Sector Index
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.
Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:
▪	A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.
▪	Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the Trigger PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Trigger PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”).  If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Trigger PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed).  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Trigger PLUS.  U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect

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to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The proceeds from the sale of the Trigger PLUS will be used by us for general corporate purposes.  We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the Trigger PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our affiliates and/or third party dealers.  We expect our hedging counterparties to have taken positions in the underlying shares and in futures and options contracts on the underlying shares or any component stocks of the share underlying index.  Such purchase activity could have increased the price of the underlying shares on the pricing date, and therefore could have increased the trigger level, which is the level at or above which the underlying shares must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS.  In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Trigger PLUS, including on the valuation date, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares or component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches.  We cannot give any assurance that our hedging activities will not affect the value of the underlying shares, and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the

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Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments.  The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS.  The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;
(ii)	we and our affiliates have acted and will act solely for our own account in connection

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with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $36.25 for each Trigger PLUS they sell; provided that dealers selling to investors purchasing the Trigger PLUS in fee-based advisory accounts will receive a sales commission of $6.25 per Trigger PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the Trigger PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in

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the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated February 29, 2016

Index Supplement dated February 29, 2016

Prospectus dated February 16, 2016

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

December 2016	Page 19